Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Bit Origin Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share underlying senior secured convertible note (1)	457(o)	101,200,000	$0.06	$6,072,000	$0.00011020	$669
Fees to be Paid	Equity	Warrants(1)	other	—	—	—	—	—
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share underlying warrants(1)	457(o)	39,758,932	$1.20	$47,710,719	$0.00011020	$5,258
	Total Offering Amounts					$53,782,719
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,927

(1) The registration fee for securities is based on up to 101,200,000 ordinary shares issuable upon the conversion of the senior secured convertible note (the “Note”) at the lowest conversion price of $0.06 per share, and up to 39,758,932 ordinary shares issuable upon the exercise of certain outstanding ordinary share purchase warrants (the “Warrants”), at an exercise price of $1.20 per share, as adjusted pursuant to the Warrants. The Note and the Warrants were issued in a private placement pursuant to certain securities purchase agreement by and between the Registrant and certain selling shareholder, dated October 21, 2022. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.